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                                   EXHIBIT 5.1

       [LETTERHEAD OF MINTZ, LEVIN, COHN, FERRIS, GLOVSKY AND POPEO, P.C.]

                                 November , 2002

Interleukin Genetics, Inc.
135 Beaver Street
Waltham, MA 02452

Ladies and Gentlemen:

            We have acted as counsel to Interleukin Genetics, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-3 (the "Registration Statement"), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the "Securities Act"), an aggregate of 1,676,258 shares (the "Shares") of its common stock, $0.001 par value per share (the "Common Stock"), which may be sold by the selling stockholders named in the prospectus included in the Registration Statement (the "Selling Stockholder"). The Company sold and issued the Shares to the Selling Stockholders in private transactions.

            In connection with this opinion, we have examined the Company's Certificate of Incorporation, as amended, and By-Laws, as amended; such other records of the corporate proceedings of the Company and certificates of the Company's officers as we have deemed relevant; and the Registration Statement and the exhibits thereto. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

            Based upon the foregoing, we are of the opinion that, when sold by the Selling Stockholders pursuant to the Registration Statement (including any Prospectus Supplement relating thereto), and provided no stop order shall have been issued by the Commission relating thereto, the Shares will be validly issued, fully paid and non-assessable.

            Our opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws) and the federal laws of the United States, and we express no opinion with respect to the laws of any other jurisdiction. No opinion is expressed herein with respect to the qualification of the Shares under the securities or blue sky laws of any state or any foreign jurisdiction.

            It is understood that this opinion is to be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

            We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

            We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of this Firm's name therein and in the Prospectus under the caption "Legal Matters." In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

                                 Very truly yours,

                                 /s/ Mintz, Levin, Cohn, Ferris,
                                 Glovsky and Popeo, P.C.
                                 ---------------------------------
                                 Mintz, Levin, Cohn, Ferris,
                                 Glovsky and Popeo, P.C.